Exhibit 5.9

CONSENT OF RANDY POWELL

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report and Preliminary Feasibility Study for the San Rafael Property, Sinaloa, Mexico dated April 29, 2016 and to (ii) the references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Silver Corporation.

             /s/ Randy Powell

Randy Powell, Q.P.M.

Dated February 4, 2019